UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 5, 2014

ADB INTERNATIONAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-54862

New Jersey	22-2930106
(State of Incorporation)	(I.R.S. Employer Identification No.)

1440 West Bitters Road, #1931, San Antonio, TX	78248
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (407) 496-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As disclosed in the Registrant's Form 8-K filed with the SEC on June 6, 2014, the Registrant concluded its purchase of the Bioelectrical Signal Therapy (BST) (TM) assets from Lifewave Ltd. on June 4, 2014 pursuant to a Patent Purchase Agreement. In connection with the closing f the Patent Purchase Agreement, the Registrant appointed new executive officers. Reference is made to the disclosure in Item 5.02 below.

Item 3.02 Unregistered Sales of Equity Securities.

During the period from February through May, 2014, the Registrant accepted subscriptions from 41 accredited investors for 6,500,000 restricted shares of common stock resulting in total subscription proceeds of $2,600,000 at a price of $.40 per share. The Registrant and the investors agreed that the restricted shares will not be issued until the effective date of the Registrant's change in domicile from the State of New Jersey to the State of Delaware (the "Effective Date") pursuant to migratory merger (the "Merger"). The Registrant filed a Definitive Information Statement with the SEC on May 28, 2014 with respect to the Merger which provides that present holders of the shares of the New Jersey corporation will receive one (1) share of the Delaware corporation for each one hundred (100) shares of the New Jersey corporation upon Effective Date. The Registrant intends to file a Form 8-K with disclosure under Item 3.02 upon the issuance of the above-referenced restricted shares.

The Registrant's acceptance of the above subscriptions and the issuances of restricted shares upon the Effective Date of the Merger were in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation S promulgated by the SEC under the Act. The Registrant's purpose for the capital raise by the acceptance of subscriptions for restricted shares of the Delaware corporation was in furtherance of its business plan of entering into the medical device business with the intention of enabling the Registrant to become an operating company rather than its current status as a "shell" company as that term is defined in Rule 144(i) promulgated by the SEC under the Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2014, in connection with the Registrant's closing of the above-referenced Patent Purchase Agreement, the Registrant's board of directors appointed Mr. Ohad Goren as the Registrant's new Chief Executive Officer and Mr. Itsik Ben Yesha as the Registrant's Chief Technology Officer. Ron Weissberg, the Registrant's Chairman and control stockholder, resigned his position as Chief Executive Officer, upon the appointment of Mr. Goren but continues to serve as Chairman and Chief Financial Officer.

Ohad Goren, age 45, has served in the following positions during the past five years: from 2011 to present Mr. Goren served as an advisor and entrepreneur to Medical Device companies From 2010 to 2011, Mr. Goren has served as CEO of Pollogen Ltd., an Israeli company engaged in the development, manufacture and marketing of medical aesthetic devices with sales in North and Latin America, Europe, Asia and the Asian Pacific.

Prior to joining Pollogen Ltd., Mr. Goren served as a consultant to start-up companies principally in the biotechnology and hi-tech industries from 2008 to 2009. From 2005 through 2008, Mr. Goren was the CEO of Lifewave Ltd., where he had responsibility for the IPO of Lifewave as well as overseeing development of the chronic wound treatment device and regulatory compliance, among other duties. Mr. Goren formerly served as the Support Sales and Marketing Manager with Oracle Israel and as Deputy Consul at the Israeli Embassy, Washington, D.C.

Itsik Ben Yesha, age 63, served as Chief Technology Officer and was a founder and a principal of involved in the Registrant's efforts leading to the negotiations and closing of the above-referenced Patent Purchase Agreement. From 1991 through 2013, Mr. Ben Yesha was the founder and a partner of Hisense Ltd., an Israeli medical device company for respiratory monitoring devices for infants. He previously served as Executive Vice President of Lifewave Ltd. From 1998 to 2003 Mr. Ben Yesha was the Executive Vice President and VPL Division President with Valor Computerized Systems Ltd., a CAD/CAM Software company listed on the Frankfurt Stock Exchange and later acquired by Mentor Graphics (NASDAQ: MENT). From 1979 to 1997, Mr. Ben Yesha served in Tadiran Telecom Group in various rolls, starting as a R&D engineer, designing computerized electronic exchanges (Tadex, Coral), and finally serving as the CFO of Tadiran Wireless Telecom division, bringing it from $0 to $50 million in annual sales within 3 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ADB International Group, Inc.

By:	/s/ Ron Weissberg
Name:	Ron Weissberg
Title:	Chief Financial Officer

Date: June 9, 2014